Exhibit Number (5) (d)

The Growth Equity Portfolio

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT dated as of December 31, 1996, between the Alameda-Contra Costa Medical Association Collective Investment Trust for Retirement Plans (the "Trust") and The Burridge Group Inc. as an investment manager ("Investment Manager") to manage the Growth Equity Portfolio (the "Portfolio").

RECITALS

The Trust has been established to provide a satisfactory diversification of investments for various Participating Trusts which are IRAs that are exempt under Section 408(e) of the Internal Revenue Code of 1986, as amended (the "Code"), and that are maintained in conformity with Section 408(a) of the Code, or trusts described in Section 401(a) of the Code that are exempt from taxation under Section 501(a) of the Code and form parts of stock bonus, pension or profit sharing plans;

The Trust is registered with the Securities and Exchange
Commission (the "Commission") as an open-end diversified management investment company under the Investment Company Act;

The Supervisory Committee of the Trust appointed Wells Fargo
Bank, N.A. as Custodial Trustee of the Trust, to have custody of the assets of each Portfolio; and

The Supervisory Committee desires Investment Manager, as an investment manager of the Trust, to manage the investment of the assets of the Portfolio, and the Investment Manager is willing to render such services;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

Section 1. Defined Terms. Unless otherwise defined in this Agreement, capitalized terms used in the Agreement have the meanings defined in the Declaration of Trust, dated February 9, 1990, establishing the Trust (the "Declaration of Trust").

Section 2.  Agreement to Act as Investment Manager, Etc.

  (a) Subject to the direction and control of the Supervisory
Committee of the Trust, the Investment Manager will manage the investment and reinvestment of the assets of the Portfolio as follows:

     (i) The Investment Manager will maintain a continuous investment program for the Portfolio;

    (ii) The Investment Manager will determine what securities shall be purchased or sold by the Portfolio;

   (iii) The Investment Manager will arrange for the purchase and sale of securities held in the Portfolio by placing orders pursuant to its determinations either directly with the issuer or with any broker or dealer who deals in the securities in which the Trust is active;

    (iv) The Investment Manager will determine what portion, if any, of the Portfolio shall be held uninvested; and

     (v)    In connection with the foregoing, the Investment
Manager shall be entitled to exercise each and every of the powers with respect to the Portfolio set forth herein and in the Trust's Registration Statement filed with the Commission.

  (b) Any investment program maintained by the Investment Manager under this Agreement shall at all times conform to, and be in accordance with any requirements imposed by: (i) the provisions of the Investment Company Act of 1940, Investment Advisors Act of 1940, Employee Retirement and Income Security Act of 1974, any rules or regulations in force thereunder, and all other applicable federal and state laws; (ii) the provisions of the Declaration of Trust and the Rules and Procedures of the Supervisory Committee as in effect from time to time; (iii) any policies and determinations of the Supervisory Committee of the Trust as in effect from time to time; and (iv) the investment objectives and policies of the Trust and the Portfolio, as reflected in the Trust's Registration Statement that is filed with the Commission. The Investment Manager shall invest the assets of the Portfolio in the manner provided above and shall diversify the Portfolio as contemplated by the Registration Statement.

  (c) The Investment Manager shall give the Trust the benefit of its best judgment and effort in rendering services hereunder, but the Investment Manager shall not be liable for any loss sustained by reason of the adoption of any investment policy by the Supervisory Committee. Nothing herein contained shall, however, be construed to protect the Investment Manager against any liability to the Trust or the holders of Units issued by the Trust by reason of willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

  (d) On occasions when the Investment Manager deems the purchase, sale, or loan of a security to be in the best interest of the Trust as well as other customers, the Investment Manager, to the extent permitted by applicable law, may aggregate the securities to be so purchased, sold or loaned in order to obtain the best execution or lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Manager in the manner it considers to be the most equitable and consistent with its obligations to the Trust and to such other customers.

  (e) The Investment Manager may cause the Portfolio to pay a broker which provides brokerage and research services to the Investment Manager a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the Investment Manager determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction of the Investment Manager's overall responsibilities to the Portfolio.

  (f) The Investment Manager shall maintain books and records with respect to the securities transactions of the Portfolio and shall render to the Supervisory Committee such periodic and special reports as the Supervisory Committee may reasonably request. The Investment Manager shall assist in the preparation of reports to Participating Trusts, to the Commission, and in all audits of the Trust.

  (g) The Supervisory Committee shall direct the Custodial Trustee to keep safely in one or more separate accounts in the name of the Trust all cash and securities of the Trust delivered to the Custodial Trustee by the Investment Manager. All securities held for the Trust that are issued in bearer form may be held by the Custodial Trustee or its agent in that form or in registered form. All securities held for the Trust other than in bearer form shall be registered in the name of any duly appointed and registered nominee of the Custodial Trustee. The Custodial Trustee shall pay for and receive all securities purchased for the Trust. The Custodial Trustee shall make delivery of securities sold by the Trust only upon payment. In connection with any conversion of securities pursuant to their terms, reorganization, recapitalization, redemption in kind, consolidation, merger, change of par value or similar conversion or upon the exercise of subscription, purchase or other similar rights represented by securities, the Custodial Trustee shall exchange securities for other securities or for other securities and cash. The Custodial Trustee shall also collect all income and other payments due with respect to all securities of the Trust and shall present for payment when due all such securities.

Section 3.  Allocation of Expenses and Compensation of the
Investment Manager.

  (a) The Investment Manager shall pay all expenses incurred by it in connection with acting as investment adviser, other than costs (including taxes and brokerage commissions) of securities purchased for the Trust. Expenses incurred by the Investment Manager include the costs of statistical and research data, other accounting services, rendering periodic and special reports to the Supervisory Committee and other costs associated with providing investment research and portfolio management.

  (b) The Trust agrees to pay the Investment Manager and the Investment Manager agrees to accept as full compensation for all services rendered by the Investment Manager as such, a fee for its services for the Portfolio established under Section 4.1 of the Declaration of Trust at an annual rate in accordance with the attached fee schedule.

Section 4.  Date, Termination and Amendment.

  (a) This Agreement shall become effective as of the date set forth in the first paragraph hereof. This Agreement shall remain in effect until April 1, 1998, and from year to year thereafter, but only so long as such continuance is approved at least annually (i) by the vote of a majority of the members of the Supervisory Committee who are not parties to this Agreement or "interested persons" of any such party as that term is used in the Investment Company Act and (ii) by the Supervisory Committee or by the vote of a "majority" of the outstanding Units of the Portfolio as that term is used in the Investment Company Act. This Agreement may be terminated, on 60 days prior written notice, as to any Portfolio at any time without the payment of any penalty, by the vote of a majority of the members of the Supervisory Committee, by the vote of a majority of the outstanding Units of such Portfolio, or by the Investment Manager. This Agreement shall automatically and immediately terminate in its entirety in the event of the assignment of this Agreement within the meaning of Section 15(a)(4) of the Investment Company Act.

  (b) No provision of this Agreement may be changed, waived, discharged or terminated as to any Portfolio orally, but only by an instrument in writing signed by the Trust and the Investment Manager and no amendment of this Agreement shall be effective until approved by the vote of a majority of the members of the Supervisory Committee who are not parties to this Agreement or "interested persons" of any such party as that term is used in the Investment Company Act, cast in person at a meeting called for the purpose of voting on such amendment, and, if required by the Investment Company Act, the vote of a majority of the outstanding Units of the Portfolio.

Section 5. Quarterly Reports. The Investment Manager will prepare and furnish to the Supervisory Committee, at least quarterly, written reports evaluating, analyzing, and approving the Portfolio.

Section 6. Acknowledgement of Fiduciary. The Investment Manager acknowledges that it is a fiduciary to the extent the Investment
Manager exercised control over assets of such trust of each Qualified Plan of which a Participating Trust is a part.

Section 7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and year first above written.

ALAMEDA CONTRA COSTA MEDICAL
ASSOCIATION COLLECTIVE INVESTMENT
TRUST FOR RETIREMENT PLANS

By: (Signature)  Robert E. Gwynn
                 Chairman, Supervisory Committee

THE BURRIDGE GROUP LLC

By: (Signature)  John H. Streuer
                 President
                 THE BURRIDGE GROUP INC., Manager Member


THE BURRIDGE GROUP LLC

Fee Schedule

The Growth Equity Portfolio

 .75% first $10 million
 .625% next $10 million
 .50% next $20 million
 .375% next $20 million
 .25% next $40 million

The excess of $100 million is negotiable.

Fees are generally billed at the end of each quarter based upon the amount of assets under management at the beginning of the quarter.